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                                                                       EXHIBIT 5

                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                        300 Convent Street, Suite 1500
                           San Antonio, Texas 78205

                                October 6, 2000
B2BSTORES.COM, Inc.
249 E. Ocean Blvd.
Long Beach, California 90802


     We have acted as counsel to B2BSTORES.COM, Inc. (the "Company") in connection with the preparation for filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement relates to 3,000,000 shares of the Company's Common Stock, par value $0.01 (the "Common Stock"), issuable upon exercise of options previously granted and to be granted under the Company's 1999 Performance Equity Plan (the "Plan") and Option Agreements between the Company and WooJin Jim dated August 1, 1999, the Company and Shannon Jessup dated August 16, 1999, the Company and Brian Wharton dated August 30, 1999, the Company and Jeffrey Crandell dated August 30, 1999 and the Company and Mark Voorhis dated September 20, 1999 (collectively, the "Option Agreements"). The shares to be issued upon exercise of the options granted under the Plan and the Option Agreements are hereinafter collectively referred to as the "Plan and Option Shares."

     We have examined such corporate records, documents, instruments and certificates of the Company and have received such representations from the officers and directors of the Company and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents, instruments, records and certificates submitted to us as originals.

     We have further assumed that: (i) all applicable state securities laws will have been complied with, as of any option exercise date; (ii) at the time of the issuance of the Plan and Option Shares upon exercise of options granted under the Plan and Option Agreements, the Company will have sufficient authorized, but unissued shares of Common Stock available for issuance; (iii) the options granted under the Plan and Option Agreements will be exercised in accordance with the terms of the Plan and the Option Agreements and any other applicable documents; (iv) the shares of Common Stock issued upon exercise of options granted under the Plan and Option Agreements will be evidenced by appropriate certificates properly executed and delivered; and (v) on the date of exercise, the options granted under the Plan and Option Agreements (and all documents related thereto) will be duly executed, as applicable, authorized, issued and delivered; will constitute the valid and binding obligations of the Company enforceable in accordance with their respective terms; and will be entitled to the benefits provided by the Plans.

     Based upon the foregoing, we are of the opinion that the Plan and Option Shares will, if, as, and when the options granted pursuant to the Plan and Option Agreements are exercised, and upon issuance and delivery of the Plan and Option Shares against payment therefor in the manner contemplated by the Plan and Option Agreements, be validly issued, fully paid and non-assessable shares of Common Stock of the Company. We consent to the filing of this opinion as
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Exhibit 5 to the Registration Statement and to the reference to this firm under the heading "Legal Opinion" in the Information Statement forming a part thereof.


                         Very truly yours,

                         /s/ AKIN, GUMP, STRAUSS, HAUER & FELD L.L.P.
                         --------------------------------------------
                         AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.